                      [Letterhead of Pepper Hamilton LLP]

                                                           Exhibit (24(2)(L)(ii)


                               December 18, 2003

Board of Trustees of
Wilmington Low Volatility Fund of Funds
c/o Rodney Square Management Corporation
1100 North Market Street
Wilmington, DE 19890

                 Re: Tax Opinion Concerning Entity Classification for Federal Tax Purposes

Gentlemen:

                  We have acted as counsel in connection with the formation of Wilmington Low Volatility Fund of Funds, a Delaware statutory trust organized on August 13, 2003 (the "Fund"), and the offering (the "Offering") of the interests therein (the "Interests").

                  You have requested our opinion as to:

                  1. Whether the Fund will be classified as a partnership for federal tax purposes; and

                  2. Whether the Fund will be a publicly traded partnership treated as a corporation for purposes of section 7704.(1)

                  In rendering the opinion set forth herein, we have examined
(i) the Fund's Agreement and Declaration of Trust dated August 13, 2003 (the "Declaration of Trust"), (ii) the Fund's By-Laws (the "By-Laws), and (iii) the Fund's Prospectus and Statement of Additional Information ("SAI"), each subject to completion and filed with the Securities and Exchange Commission on the date hereof (File Nos. 333-108071 and 811-21412), and have examined such other records and documents and such matters of law as we have deemed necessary to render the opinion set forth herein. The

--------
(1) All section references are to the Internal Revenue Code of 1986, as amended (the "Code"), unless otherwise noted, and all "Treas. Regs." references are to the regulations under the Code ("Regulations").

Page 2
December 18, 2003

Fund's Prospectus and SAI are hereinafter referred to collectively as the "Offering Documents".

                  Our examination of matters of fact relating to the opinion set forth herein is based upon a review of the Offering Documents, and, as to such matters of fact not established or verified through the Offering Documents, upon statements and representations made by a duly authorized officer of the Fund, on behalf of the Fund, as set forth in the officer's certificate attached hereto as Exhibit A (the "Officer's Certificate"). In rendering the opinion set forth herein we have relied, with your approval and without independent verification or investigation, upon the representations and warranties as to matters of fact contained in the Offering Documents and the Officer's Certificate and have assumed that such factual statements and the representations and warranties relating thereto are true and accurate in all respects.

                  In addition, we have assumed that the parties to the Offering Documents and the Officer's Certificate will comply with the covenants and agreements contained in the Offering Documents and Officer's Certificate. We have further assumed for purposes of the opinion set forth herein, with your approval and without independent verification or investigation, that: (a) the signatures on all documents examined by us in conjunction with preparing the opinion set forth herein are genuine, (b) all such documents submitted to us as originals are authentic, (c) all such documents submitted to us as copies conform to the originals and (d) all such documents are valid and binding on the parties thereto.

                  The opinion set forth herein (1) is premised on the facts described in the Officer's Certificate and the Offering Documents, (2) is conditioned on the Fund's being operated in accordance with the Offering Documents and consistent with such facts, and (3) is based on, and is conditioned on the continued applicability of, the provisions of the Code, the legislative history to the Code, and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (the "Service") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect our opinion; we assume no responsibility to update this opinion with respect to any such change or modification.

                  The opinion set forth herein is expressly subject to there being no additional facts that would materially affect the validity of assumptions and conclusions set forth herein or upon which this opinion is based.

                  Based on and subject to the foregoing, we are of the opinion that, for federal tax purposes:

                  1. The Fund will be classified as a partnership for federal tax purposes at all times during which it has two or more members; and

Page 3
December 18, 2003

                  2. The Fund will not be a publicly traded partnership treated as a corporation for federal tax purposes under Section 7704 of the Code.

                  We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above. We are furnishing this opinion to you in connection with the Fund's Offering of Interests, and it is not to be relied upon, quoted, or used, in whole or in part, by any other person for any other purpose, except with our prior written consent. However, you and the other parties to the transactions described herein (and each employee, representative, or other agent thereof) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions discussed herein and all materials of any kind (including opinions or other tax analysis) that are provided to such parties relating to such tax treatment and tax structure. In addition, neither you or any other party to the transactions described herein is subject to any restriction to consult with its tax advisor regarding the tax treatment or tax structure of the transaction at any time. This paragraph is intended to comply with the exception contained in Regulation Section 1.6011-4(b)(3)(iii) to the definition of "Confidential Transaction" set forth in Regulation Section 1.6011-4 (which governs whether a transaction is a "Reportable Transaction," such as "Confidential Transactions") and shall be interpreted consistently with such Regulation.

                  We consent to the reference to our firm under the heading "Taxes - Tax Treatment of Fund Operations - Classification of the Fund" in the Prospectus and under the heading "Tax Aspects - Tax Treatment of Fund Investments - Classification of the Fund" in the Statement of Additional Information included therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                                    Very truly yours,

                                                    Pepper Hamilton LLP